                                                    ---------------------------
                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
    Carey,       William         P.            W.P. Carey & Co. LLC ("WPC")                   Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle) 3. I.R.S. Identification     4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
             525 Park Avenue                      Person, if an entity       June 2001          ----        title ---       below)
---------------------------------------------      (voluntary)             -------------------               below)
                 (Street)                                                                              Chairman & CEO
                                                                                                       ----------------------------
                                                                          ----------------------------------------------------------
                                                                          5. If Amendment,    7. Individual or Joint/Group Filing
                                                                             Date of Original    (Check Applicable Line)
                                                                             (Month/Year)         X   Form filed by One
                                                                                                 ---- Reporting Person
                                                                                                      Form filed by More than
   NY                NY           10021                                                          ---- One Reporting Person
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  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:
                                               (Instr. 8)                                End of Month        Direct
                                  (Month/                                                (Instr. 3 and 4)    (D) or
                                   Day/   ---------------------------------------                            Indirect
                                   Year)  Code    V      Amount   (A) or    Price                            (I)
                                                                  (D)                                        (Instr. 4)
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Common Stock                     6/14/01   P             1,772     A        $14.11       9,233,625               D
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Common Stock                     7/6/01    J(1)   V      5,526     D          --             --                  I(2)
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Common Stock                     7/6/01    J(1)   V      2,141     D          --             --                  I(3)
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Common Stock                     7/6/01    J(1)   V        916     D          --             --                  I(4)
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Common Stock                     7/6/01    J(1)   V      3,438     D          --             --                  I(5)
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Common Stock                     7/6/01    J(1)   V      1,451     D          --             --                  I(6)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4     Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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1. Title of Derivative       9. Number of           10. Ownership
   Security                     Derivative              Form of
   (Instr. 3)                   Securities              Derivative
                                Beneficially            Securities:
                                Owned at End            Beneficially
                                of Month                Owned at
                                (Instr. 4)              End of
                                                        Month
                                                        (Instr. 4)

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Explanation of Responses:

(1) Distribution of vested shares to Partnership Equity Plan participants.      /s/ William P. Carey           7/10/01
(2) By W.P. Carey & Co. Inc.                                                    ------------------------------- -------
(3) By Carey Corporate Property Inc.                                            **Signature of Reporting Person   Date
(4) By Seventh Carey Corporate Property Inc.
(5) By Eighth Carey Corporate Property Inc.
(6) By Ninth Carey Corporate Property Inc.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
  If space is insufficient, see Instruction 6 for procedure.




http://www.sec.gov/divisions/corpfin/forms/4.htm
Last update: 11/05/1999